Exhibit 99.1
True Drinks Announces Partnership with Niagara Bottling
True Drinks continues to innovate with new zero-sugar, clean label formulation for AquaBall

IRVINE, CA-- (Marketwire – October 27, 2015) – True Drinks Holdings, Inc. (OTCBB: TRUU), a healthy beverage provider with licensing agreements with Disney and Marvel for use of their characters on its proprietary, patented bottles, today announced a Bottling Agreement with Niagara Bottling, LLC for the production of AquaBallTM Naturally Flavored Water. With Niagara, True Drinks will produce an improved “clean label” preservative free formulation of AquaBall which will remain sugar and calorie free.

Lance Leonard, Chief Executive Officer of True Drinks, stated, “We are excited to announce this partnership and move our operations to the beverage industry leader in efficiency and quality. This move allows True Drinks to focus resources on the sales and marketing of AquaBall Naturally Flavored Water and removes the capital-intensive process of procurement, transportation and manufacturing of our product.”

The Bottling Agreement covers a multi-year term commencing in February 2016 for the production of AquaBall Naturally Flavored Water. AquaBall will now be bottled using a hot-fill process in a newly designed bottle. The switch from the current cold-fill process to the new hot-fill process enables True Drinks to remove all preservatives from the formulation of AquaBall Naturally Flavored Water, while keeping the same great taste that kids love.

Andy Peykoff II, President & Chief Executive Officer of Niagara Bottling, commented, “We are thrilled to partner with True Drinks to help grow the better-for-you kids beverage category. Our innovative culture and commitment to high quality products make True Drinks and Niagara a perfect match. Niagara’s vertical integration combined with a manufacturing platform that allows for a preservative free beverage supports True Drinks’ clean label initiative and product expansion goals. We have invested in the best manufacturing equipment available and have installed cutting edge technologies including panel-less, light weight bottle technology that will help True Drinks achieve their business objectives.”

“In addition to the operational improvements Niagara affords us, the switch to a hot-fill bottling process and the removal of all preservatives from AquaBall opens up a whole new set of potential consumers and retail partners for AquaBall,” Lance Leonard added. “We will look to expand into areas for which preservatives have been a road-block such as natural foods, schools, and quick-serve restaurants.”

Kevin Sherman, Chief Marketing Officer, commented, “True Drinks continues to push towards innovation. We are already the only zero sugar beverage for children on the market. Now, with our "clean label" no-preservative formulation, we advance our position as the clear leader in the category as we continue to respond as consumers demand healthier products for their children.”

For further information about True Drinks’ improved AquaBall formula, please visit http://www.aquaballdrink.com/clean-label/.

In support of the Bottling Agreement, investor Vinny Smith provided a personal guaranty to Niagara Bottling on behalf of True Drinks.

Mr. Smith commented, “We are excited that Niagara has joined in our effort to mitigate childhood obesity by providing a healthy beverage alternative for children around the world. Niagara brings tremendous capability to the business, including innovation at the highest levels in the bottling industry, and world-class quality. Like Niagara, Toba Capital has partnered with True Drinks, extending financial backing and operational support to enable the company to execute against its near and long-term business plans. I believe our partnership can drive a positive change in children's lives today, while building a first-class company at True Drinks."

About True Drinks, Inc.
True Drinks is a healthy beverage provider with licensing agreements with Disney and Marvel for use of their characters on its proprietary, patented bottles. AquaBall™ is a naturally flavored, vitamin-enhanced, zero- calorie, dye-free, sugar-free alternative to juice and soda. AquaBall™ is currently available in four flavors: orange, grape, fruit punch and berry. Their target consumers: kids, young adults, and their guardians, are attracted to the product by the entertainment and media characters on the bottle and continue to consume the beverage because of its healthy benefits and great taste. For more information, please visit www.aquaballdrink.com and www.truedrinks.com. Investor information can be found at www.truedrinks.com/investor-relations/. Proudly made in the USA.

About Niagara Bottling, LLC
Family owned and operated since 1963, Niagara Bottling, LLC. is the largest private label bottled water supplier in the U.S. With over 50 years of experience in advanced bottling technology, Niagara has engineered some of the lightest and strongest bottles in the industry and is committed to driving product innovation and environmental sustainability efforts in PET manufacturing. Niagara’s customers include global retailers, traditional grocers and dollar, club and convenience stores throughout the country. Niagara has 19 plants and by mid-2016, will have 22 plants that produce a variety of beverages including water, tea, sports drinks, vitamin waters and sparkling beverages. For more information, visit www.niagarawater.com.

FORWARD-LOOKING STATEMENTS
Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if," "should" and "will" and similar expressions as they relate to True Drinks, Inc. are intended to identify such forward-looking statements. True Drinks, Inc. may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations or the anticipated benefits of the merger and other aspects of the proposed merger should not be construed in any manner as a guarantee that such results or other events will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in True Drink's report on Form 10-K filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contact:
Investor Relations
True Drinks, Inc.
18552 MacArthur Blvd., Ste. 325
Irvine, CA 92612
ir@truedrinks.com
949-203-3500